Exhibit 10.1

Execution Copy

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Agreement”) is dated as of June 12, 2026, by and among Graf Global Corp., a Cayman Islands exempted company (“SPAC”), Graf Global Sponsor LLC, a Delaware limited liability company (the “Sponsor”), Halfcourt Holdco, Inc., a Delaware corporation (“Pubco”), and BIG3 HoldCo LLC, a Delaware limited liability company (the “Company”), and the other parties set forth on the signature pages hereto or which execute a joinder to this Agreement (such parties, together with Sponsor, the “Insiders”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, each Insider is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such number of shares of SPAC Ordinary Shares and SPAC Warrants as set forth opposite such Insider’s name on Schedule I attached hereto (all such securities of such Insider are referred to herein as the “Subject Securities”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Pubco, Halfcourt Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Pubco (“SPAC Merger Sub”), Halfcourt Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of Pubco (“Company Merger Sub,” and together with SPAC Merger Sub, the “Merger Subs”), and the SPAC, have entered into a Business Combination Agreement (as may be amended, supplemented, restated or otherwise modified from time to time, the “Business Combination Agreement”), pursuant to which, among other things, on the day prior to the Closing Date, immediately prior to the Conversion and immediately prior to the SPAC Merger Effective Time, each issued and outstanding SPAC Class B Ordinary Share will be automatically converted into SPAC Class A Ordinary Shares, on a one-for-one basis, in accordance with the terms of the SPAC Organizational Documents and this Agreement (the “SPAC Class B Conversion”) and pursuant to the Conversion, each issued and outstanding SPAC Ordinary Share (for the avoidance of doubt, after effecting the SPAC Class B Conversion) will be automatically converted into shares of SPAC Common Stock, on a one-for-one basis, in accordance with the terms of the SPAC Organizational Documents and the Business Combination Agreement;

WHEREAS, subject to the terms and conditions of the Business Combination Agreement and in accordance with the DGCL, on the Closing Date, at the SPAC Merger Effective Time, SPAC Merger Sub will merge with and into the SPAC (the “SPAC Merger”), with the SPAC surviving as a wholly-owned subsidiary of Pubco, and each issued and outstanding share of SPAC Common Stock (including, for the avoidance of doubt, the shares of SPAC Common Stock issued in connection with the SPAC Class B Conversion) will be automatically converted, as of the SPAC Merger Effective Time, into one share of Pubco Class A Common Stock, and the SPAC Warrants will become the Pubco Warrants, in each case, on the terms and subject to the conditions set forth in the Business Combination Agreement; and

WHEREAS, as an inducement to the SPAC, Pubco and the Company to enter into the Business Combination Agreement and to consummate the Transactions as contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree, as follows:

Article I

Support Agreement; Covenants

Section 1.01          Binding Effect of Business Combination Agreement. Each Insider hereby acknowledges that it has read the Business Combination Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors to understand their tax and legal implications. During the period commencing on the date hereof and ending on the earlier to occur of (a) the Closing Date, (b) such date and time as the Business Combination Agreement is terminated in accordance with Section 8.1 (Termination) thereof, (c) the liquidation of the SPAC, (d) the written agreement of each of the terminating Insider (or Insiders (as applicable)), the SPAC, Pubco and the Company with respect to terminating the rights and obligations under this Agreement of a specific Insider or a subset of Insiders, and (e) the written agreement of all Insiders, SPAC, Pubco and the Company to terminate this Agreement in its entirety (such earlier date, the “Expiration Time”), each Insider shall be bound by and comply with Section 6.15 (Confidential Information), Section 3.18 (SPAC Trust Account), Section 6.6 (No Solicitation; Change in Recommendation), Section 6.14 (Public Announcements) and Section 6.20 (Transaction Financing) of the Business Combination Agreement (and any relevant definitions contained in such Section) as if such Insider was an original signatory to the Business Combination Agreement with respect to such provision.

Section 1.02          No Transfer. From the date hereof until the Expiration Time, no Insider shall (except in each case, pursuant to the Transactions), without the prior written consent of the Company and Pubco, (i) sell, offer to sell, contract or agree to sell, assign, transfer (including by operation of law), hypothecate, pledge, distribute, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly (other than pursuant to any non-redemption agreements that may be entered into by SPAC and such Insider in connection with the Transactions), file (or participate in the filing of) a registration statement with the SEC (other than the Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Securities of such Insider, (ii) deposit any Subject Securities of such Insider into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Securities of such Insider, or (iv) publicly announce any intention to effect any transaction specified in clauses (i) through (iii), (clauses (i), (ii) and (iii), collectively, a “Transfer”), except, in each case, for any Transfers of Subject Securities of such Insider (a) to the SPAC’s officers or directors, any affiliate or family member of any of the SPAC’s officers or directors, any affiliate of the Sponsor or to any members of the Sponsor or any of their affiliates, or to such Insider’s officers or directors, any affiliate or family member of any of such Insider’s officers or directors; (b) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with any forward purchase agreement or similar arrangement or in connection with the consummation of the Transactions at prices no greater than the price at which the securities were originally purchased; (f) in case of an entity, to any Affiliate of such entity, any shareholder, partner or member of such entity or their Affiliates, any investment fund or other entity managing or managed by such entity or any Affiliate of such entity, or who shares a common investment advisor of such entity; (g) in the event of the SPAC’s liquidation prior to the completion of an initial business combination; (h) by virtue of the laws of the State of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; or (i) in the event of the SPAC’s liquidation, merger, capital stock exchange or other similar transaction which results in all of the SPAC’s shareholders having the right to exchange their SPAC Common Stock for cash, securities or other property subsequent to the SPAC’s completion of an initial business combination (each of the foregoing clauses (a) through (i), a “Permitted Transfer”); provided, however, that in the case of clauses (a) through (f) or (h), any Permitted Transfer shall be permitted only if, as a precondition to such Permitted Transfer, the transferee also agrees in a writing, reasonably satisfactory in form and substance to the SPAC and the Company, to assume all of the obligations of the transferring Insider under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 1.02 shall not relieve such Insider of its obligations under this Agreement. Any Transfer in violation of this Section 1.02 with respect to the Subject Securities of an Insider shall be void ab initio and of no force or effect.

Section 1.03          New Shares. In the event that, during the period commencing on the date hereof and ending at the Expiration Time, (a) any SPAC Ordinary Shares are issued to an Insider after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of SPAC Ordinary Shares or otherwise, (b) such Insider purchases or otherwise acquires beneficial ownership of any SPAC Ordinary Shares or (c) such Insider acquires the right to vote or share in the voting of any SPAC Ordinary Shares (collectively the “New Securities”), then such New Securities acquired or purchased by such Insider shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Securities owned by the Insider as of the date hereof.

Section 1.04          Voting Agreements.

(a)            From the date hereof until the Expiration Time, at any meeting of the holders of SPAC Ordinary Shares, however called (or any adjournment or postponement thereof), or in any other circumstance in which the vote, consent or other approval of the holders of SPAC Ordinary Shares is sought, each Insider shall (x) appear at each such meeting, in person or by proxy, or otherwise cause all of its SPAC Ordinary Shares to be counted as present thereat for purposes of calculating a quorum and (y) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its SPAC Ordinary Shares:

(i)           in favor of the SPAC Shareholder Approval Matters;

(ii)          against any Alternative Transaction;

(iii)         against any business combination agreement or merger (other than the Business Combination Agreement and the Transactions), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by SPAC;

(iv)         against any proposal, action or agreement that would (A) materially impede, frustrate, prevent or nullify any provision of this Agreement, the Business Combination Agreement or the Transactions, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of SPAC under the Business Combination Agreement or (C) result in any of the conditions set forth in Article VII of the Business Combination Agreement not being fulfilled.

(b)           From the date hereof until the Expiration Time, each Insider hereby unconditionally and irrevocably agrees it, as applicable, shall:

(i)           not commit or agree to take any action inconsistent with the foregoing covenants set forth in Section 1.04(a); and

(ii)          not redeem any SPAC Class A Ordinary Shares owned by the Insider in connection with the exercise of Redemption rights in connection with the Transactions or an Extension (if any).

No Insider shall commit or agree to take any action inconsistent with the foregoing. The obligations under this Section 1.04 shall apply whether or not the SPAC Board or other governing body or any committee or subgroup thereof recommends any of the SPAC Shareholder Approval Matters and regardless of any SPAC Change in Recommendation.

Section 1.05          Sponsor Earnout. Effective as of the Closing, an aggregate of 500,000 shares of Pubco Class A Common Stock held by the Sponsor (which, for the avoidance of doubt, will not include any of the Sponsor Forfeited Shares or Discretionary Founder Shares (each as defined below)) (the “Sponsor Earnout Shares”) will be subject to vesting and will vest upon the first to be satisfied of any of the following conditions:

(a) in the event that the sum of (x) the funds contained in the Trust Account as of immediately prior to the SPAC Merger Effective Time, plus (y) the aggregate cash proceeds received by SPAC or Pubco in respect of any Transaction Financing, minus (z) the aggregate amount of cash proceeds that will be required to satisfy the Redemption (and, for the avoidance of doubt, before the payment of any Expenses) equals or exceeds $200,000,000, all of the Sponsor Earnout Shares shall immediately vest;

(b) if, at any time during the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing (the “Earnout Period”), the closing price of the Pubco Class A Common Stock as reported on the Stock Exchange is greater than or equal to $15.00 (the “Earnout Price”) for a period of at least 20 days (which need not be consecutive) out of 30 consecutive trading days, all of the Sponsor Earnout Shares shall immediately vest; and

(c) in the event that there is a Sale of Pubco during the Earnout Period, and the holders of Pubco Common Stock receive a Sale Price that is greater than or equal to the Earnout Price, all of the Sponsor Earnout Shares shall immediately vest.

In the event that there is a Sale of Pubco during the Earnout Period, and immediately prior to (but subject to) the consummation of the Sale, the holders of Pubco Common Stock receive a Sale Price that is less than the Earnout Price, (i) if such Sale Price is payable in cash or in the form of privately held securities or other consideration other than publicly tradable securities, then all of the Sponsor Earnout Shares shall be deemed forfeited and cancelled for no consideration or (ii) if such price is payable in the form of publicly tradable securities, then Pubco shall cause the acquiror in such Sale to provide for the conversion of all of the Sponsor Earnout Shares into the kind and amount of such publicly tradable securities receivable upon such Sale of Pubco that the holders of Pubco Common Stock receive in such Sale and shall provide that the Earnout Shares, as so converted, shall remain subject to vesting as set forth in this Section 1.05, with an appropriate adjustment to the Earnout Price to provide to the Sponsor the same economic effect as contemplated by this Agreement prior to such event.

In the event Pubco shall at any time during the Earnout Period pay any dividend on Pubco Common Stock by the issuance of additional shares of Pubco Common Stock, or effect a subdivision, recapitalization, split, or combination, exchange or consolidation of the outstanding Pubco Comon Stock (by reclassification or otherwise) into a greater or lesser number of shares of Pubco Common Stock, then in each such case, in respect of the Sponsor Earnout Shares (i) the number of Sponsor Earnout Shares shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Pubco Common Stock (including any other shares so reclassified as Pubco Common Stock) outstanding immediately after such event and the denominator of which is the number of shares of Pubco Common Stock that were outstanding immediately prior to such event, and (ii) the Earnout Price set forth in Section 1.05(b) above shall be appropriately adjusted to provide to the Sponsor the same economic effect as contemplated by this Agreement prior to such event.

Further, for so long as any Sponsor Earnout Share remains subject to the vesting conditions specified in this Section 1.05, (i) the holder thereof will not be entitled to exercise the voting rights carried by such Sponsor Earnout Share and (ii) the holder thereof will not be entitled to receive any dividends or other distributions in respect of such Sponsor Earnout Share; provided, that any dividends or distributions paid or made in respect of such Sponsor Earnout Share will be retained by Pubco and invested as and to the extent determined by Pubco, and such dividends or distributions (together with any earnings thereon) will be paid or made to the holder of such Sponsor Earnout Share only when and to the extent that such Sponsor Earnout Share vests in accordance with this Section 1.05.

If, upon the expiration of the Earnout Period, the vesting of the Sponsor Earnout Shares has not occurred in accordance with this Section 1.05, then the Sponsor Earnout Shares will be forfeited to Pubco for no consideration, and no Person (other than Pubco) will have any further right with respect thereto.

Sponsor agrees that it shall not Transfer any Sponsor Earnout Shares, until after such shares vest, if at all, in accordance with this Section 1.05. Sponsor acknowledges and agrees that during the Earnout Period, until such Sponsor Earnout Shares become fully vested in accordance with Section 1.05, Pubco shall issue stop-transfer instructions to its transfer agent with respect to the applicable Sponsor Earnout Shares and Pubco shall not be required to (a) transfer on its books any Sponsor Earnout Shares that have been sold or otherwise transferred in violation of this Agreement or (b) treat as owner of such shares, or to accord the right to vote or pay dividends, to any purchaser or other transferee to whom such shares have been so transferred.

As used herein:

“Sale” means (a) any transaction or series of related transactions (whether by merger, consolidation, tender offer, exchange offer, stock transfer or otherwise) that (A) results in any Person acquiring beneficial ownership, directly or indirectly, of equity securities of Pubco that represent more than 50% of (i) the issued and outstanding Pubco Common Stock or the equity interests of the Company Surviving Subsidiary or (B) in which holders of equity securities of Pubco own less than 50% of the surviving entities’ (or direct or indirect parent of surviving entities’) equity securities immediately after the transaction, or (ii) the combined voting power of the then-outstanding voting equity securities of Pubco, or (b) any sale, transfer or other disposition to a Person of all or substantially all of the assets (by book value), of Pubco and its Subsidiaries on a consolidated basis based on the most recent annual audited financial statements of Pubco (other than licensing, partnering or similar transactions in the ordinary course of business).

“Sale Price” means the price per share of Pubco Common Stock paid or payable to the holders of outstanding Pubco Common Stock in a Sale, inclusive of the net present value of any contingent deferred purchase price or earnouts; provided that, if and to the extent such price is payable in whole or in part in the form of consideration other than cash, the price for such non-cash consideration shall be with respect to any securities, (i) pursuant to the methodology of valuation of securities in the definitive agreement for the Sale, (ii) if such methodology is not available, the volume weighted average of the closing prices of the sales of such securities on all securities exchanges on which such securities are then listed over a period of at least 20 days (which days need not be consecutive) out of 30 consecutive trading days ending on the trading day immediately prior to the date of determination, or (iii) in the absence of (i) and if the information contemplated by the preceding clause (ii) is not practically available, then the fair value of such securities as of the date of valuation as determined by an independent, nationally recognized investment banking firm selected by the board of directors of Pubco, on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s-length transaction, taking into account all factors determinative of value as the investment banking firm determines relevant (and giving effect to any transfer Taxes payable in connection with such sale).

Section 1.06          Sponsor Share Forfeiture. Effective as of immediately prior to the Conversion and conditioned upon the satisfaction or waiver of the closing conditions set forth in Article VII of the Business Combination Agreement (other than such conditions that, by their nature, are to be satisfied at the closing of the Transactions), (a) the Sponsor shall forfeit and surrender to the SPAC an aggregate of 2,750,000 SPAC Class B Ordinary Shares held by the Sponsor (“Sponsor Forfeited Shares”), (b) the Sponsor may, in its discretion, transfer to third parties up to an additional 500,000 SPAC Class B Ordinary Shares held by the Sponsor to incentivize non-redemptions or investments into the SPAC or PubCo or otherwise to support the Transactions (the “Discretionary Founder Shares”), provided that any portion of the Discretionary Founder Shares that are not so transferred shall be forfeited by the Sponsor and surrendered to the SPAC, and (c) the Sponsor shall not have any further rights with respect to such Sponsor Forfeited Shares and Discretionary Founder Shares. SPAC is authorized to deliver any notices required to be delivered to its transfer agent and take such further actions in order to accept, terminate and/or cancel any Sponsor Forfeited Shares and Discretionary Founder Shares that have been forfeited as provided in this Section 1.06. The foregoing restrictions shall apply only to the Sponsor and not to any other Insider.

Section 1.07          Insider Letter. From the date hereof until the Expiration Time, for the benefit of Pubco, (a) each Insider agrees that it shall fully comply with, and perform all of its obligations, covenants and agreements set forth in, the Insider Letter (as defined below), (b) SPAC agrees to enforce the Insider Letter in accordance with its terms and conditions, and (c) each Insider and SPAC agree not to amend, modify or waive any provision of the Insider Letter without the prior written consent of Pubco (not to be unreasonably withheld, delayed or conditioned).

Section 1.08          Waiver of Conversion Ratio Adjustment. Effective as of immediately prior to the Conversion and conditioned upon the satisfaction or waiver of the closing conditions set forth in Article VII of the Business Combination Agreement (other than such conditions that, by their nature, are to be satisfied at the closing of the Transactions), each Insider hereby (a) irrevocably relinquishes and waives any and all rights that such Insider has or will have under the SPAC Organizational Documents to any adjustment to the conversion ratio applicable to the SPAC Class B Ordinary Shares set forth in the SPAC Organizational Documents (the “Conversion Rights Provision”) or any other anti-dilution or similar protection and (b) irrevocably elects to convert, subject to Section 1.08(a), each SPAC Class B Ordinary Share that is issued and outstanding as of such time in accordance with the Conversion Rights Provision into one share of SPAC Class A Ordinary Share, and the Insiders agree that as a result of such conversion, the 5,750,000 outstanding SPAC Class B Ordinary Shares shall collectively convert on a one-for-one basis into 5,750,000 SPAC Class A Ordinary Shares (subject to ordinary equitable adjustments on account of any share split, reverse share split or similar equity restructuring transaction). The waiver specified in Section 1.08(a) and the election specified in Section 1.08(b) shall be applicable only in connection with the Transactions and shall be void and of no force and effect if the Business Combination Agreement shall be terminated for any reason.

Section 1.09          Consent to Disclosure. Each Insider hereby consents to the publication and disclosure in the Registration Statement and the Proxy Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by the Company or SPAC to any Governmental Entity or to securityholders of SPAC) of the identity of such Insider and beneficial ownership of Subject Securities and the nature of such Insider’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by the Company or SPAC, a copy of this Agreement. Each Insider will promptly provide any information reasonably requested by the SPAC, Pubco or the Company for any applicable regulatory application or filing made or approval sought in connection with the transactions contemplated by the Business Combination Agreement (including filings with the SEC).

Section 1.10          Dissenters’ Rights. Each Insider hereby irrevocably waives, and agrees not to exercise or attempt to exercise, any right to dissent, right to demand payment or right of appraisal or any similar provision under applicable Law in connection with the SPAC Merger, and the other Transactions; provided, however, that such Insider shall not be prohibited from exercising or attempting to exercise any of the foregoing in the event of fraud or material misrepresentation pertaining to this Agreement or any Ancillary Documents to which such Insider is a party on the part of any of SPAC, Pubco, or the Company that results or would reasonably be expected to result in a material harm to the Insider.

Section 1.11          No Challenges. Each Insider agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against SPAC, Pubco, the Merger Subs, the Company or any of their respective successors or officers or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement, or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Business Combination Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall limit or restrict the ability of such Insider to enforce its rights under the Business Combination Agreement, this Agreement or any other Ancillary Documents to which such Insider is a party or has third-party beneficiary rights with respect to or seek any other remedies with respect to any breach of the Business Combination Agreement, this Agreement or such other Ancillary Documents by any other party hereto or thereto, including by commencing any Action in connection therewith.

Section 1.12          Closing Date Deliverables. On the Closing Date, the Insiders shall deliver to SPAC and Pubco a duly executed copy of (i) the Lock-Up Agreement in substantially the form attached as Exhibit B to the Business Combination Agreement and (ii) the Registration Rights Agreement in substantially the form attached as Exhibit C to the Business Combination Agreement.

Section 1.13           Financing Support. At or immediately prior to the Closing, (a) if the Closing SPAC Cash is less than $100,000,000, Sponsor shall invest, or cause its affiliate or designee to invest, an aggregate of at least $5,000,000 of gross proceeds in a Transaction Financing (the “Sponsor Investment”), or (b) if the Closing SPAC Cash is equal to or greater than $100,000,000, Sponsor or its affiliate or designee may, in their discretion, make the Sponsor Investment. In either case, the Sponsor Investment shall be conditioned on all of the following, in addition to any conditions set forth in the definitive agreement between the parties with respect to the Sponsor Investment, which conditions may be waived by the Sponsor (or its affiliate or designee, as applicable) in its sole discretion: (i) the purchase price of the Sponsor Investment is equal to the lowest purchase price paid by any other investor in any Transaction Financing, and the Sponsor Investment is made upon such other terms that are no less favorable to the Sponsor (or such affiliate or designee) than the terms offered to any other investor in any Transaction Financing, including without limitation the transfer of Discretionary Founder Shares pursuant to Section 1.06 above, (ii) Closing SPAC Cash shall be at least $50,000,000 (including the gross proceeds of the Sponsor Investment), (iii) the Pubco Common Stock shall have been approved for listing on the Stock Exchange, subject only to official notice of issuance, (iv) no governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the consummation of the Sponsor Investment illegal or otherwise restraining, enjoining, or prohibiting consummation of the Sponsor Investment, and no such governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition, (v) except to the extent consented to in writing by Sponsor, the Business Combination Agreement shall not have been amended, modified, or supplemented, and no condition shall have been waived thereunder, in each case, in a manner that would reasonably be expected to materially and adversely affect the economic benefits that Sponsor, or its affiliate or designee, as applicable, would reasonably expect to receive in connection with the Sponsor Investment in a manner that is disproportionate to the economic benefits received by other investors in the Transaction Financing, and (vi) there has not occurred any Material Adverse Effect with respect to the Company that is continuing.

Article II

Representations and Warranties

Each Insider represents and warrants as of the date hereof to SPAC, Pubco, and the Company (solely with respect to such Insider and not with respect to any other Insider) as follows:

Section 2.01          Organization; Due Authorization. With respect to an Insider that is a legal entity, such Insider is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within its powers and have been duly authorized by all necessary actions on the part of such Insider. With respect to an Insider that is a natural person, such Insider has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by such Insider and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Insider, enforceable against such Insider in accordance with the terms hereof.

Section 2.02          Ownership. Such Insider is the record and/or beneficial owner (as defined in the Securities Act) of, and has good title to, all of the Subject Securities listed across from such Insider’s name on Schedule I hereto, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Securities (other than transfer restrictions under the Securities Act)) affecting any such Subject Securities, other than Liens pursuant to (i) this Agreement, (ii) SPAC’s Organizational Documents, (iii) the Business Combination Agreement, (iv) that Letter Agreement, dated June 25, 2024, by and between SPAC, the Insiders, and the other parties thereto (the “Insider Letter”), or (v) any applicable securities Laws. The Subject Securities of such Insider listed across from such Insider’s name on Schedule I hereto are the only equity securities in SPAC owned of record or beneficially by such Insider on the date of this Agreement, and none of the Subject Securities held by such Insider are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Securities, except as provided hereunder or under the Insider Letter. Such Insider has full voting power with respect to the Subject Securities held by such Insider. Other than the Subject Securities held by such Insider, such Insider does not hold or own any rights to acquire (directly or indirectly) any equity securities of SPAC or any equity securities convertible into, or which can be exchanged for equity securities of SPAC.

Section 2.03          No Conflicts. The execution and delivery of this Agreement by such Insider does not, and the performance by such Insider of its obligations hereunder will not, (i) conflict with or result in a violation of, if such Insider is a legal entity, its Organizational Documents, (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any contract binding upon such Insider or Insider’s Subject Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Insider of its obligations under this Agreement or (iii) conflict with or violate any applicable Law.

Section 2.04          Litigation. There are no (a)  Actions pending against such Insider, or to the knowledge of such Insider threatened against such Insider, seeking to prevent the Transactions; or (b)  Orders pending against such Insider, or to the knowledge of such Insider threatened against such Insider or to which such Insider is otherwise a party, in each case relating to this Agreement, the Business Combination Agreement or the Business Combination.

Section 2.05          Brokerage Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finder’s fee or other commission in connection with the Transactions based upon arrangements made by such Insider, for which Pubco or any of its Affiliates may become liable.

Section 2.06          Acknowledgment. Such Insider understands and acknowledges that each of SPAC, Pubco and the Company is entering into the Business Combination Agreement in reliance upon such Insider’s execution and delivery of this Agreement.

Section 2.07          Adequate Information. Such Insider is a sophisticated shareholder and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding this Agreement, the SPAC Merger, and the other Transactions and has independently and without reliance upon the SPAC, Pubco, or the Company and based on such information as such Insider has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Insider acknowledges that the SPAC, Pubco, or the Company has not made and does not make any representation or warranty to such Insider, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Insider acknowledges that the agreements contained herein with respect to the Subject Securities held by such Insider are irrevocable.

Article III

Miscellaneous

Section 3.01          Termination.

(a)            This Agreement and all of its provisions (other than those provisions which expressly survive the Closing, as set forth in this Article III) shall terminate and be of no further force or effect upon the Expiration Time.

(b)           Upon any termination of this Agreement in the entirety, all obligations of the parties hereto under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination.

(c)            Notwithstanding anything to the foregoing, this Article III shall survive the termination of this Agreement.

Section 3.02          Governing Law. The Law of the State of New York shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of New York.

Section 3.03          Consent to Jurisdiction and Service of Process; Waiver of Jury Trial.

(a)            Each party hereto submits to the exclusive jurisdiction of first, the New York Supreme Court, Commercial Division, located in the Borough of Manhattan in the City of New York, in the State of New York or if such court declines jurisdiction, then to any court of the State of New York or the Federal District Court for the Southern District of New York, in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 3.03, however, shall affect the right of any party to serve legal process in any other manner permitted by Law or at equity. Each party hereto agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

(b)           WAIVER OF TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. EACH PARTY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

Section 3.04          Successors and Assigns. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns; provided, however, that, except in connection with a Permitted Transfer, no party hereto will assign its rights or delegate any or all of its obligations under this Agreement, including by merger, consolidation, operation of law or otherwise, without the express prior written consent of the other parties hereto. Any attempted assignment in violation of this Section 3.04 shall be void, in addition to constituting a material breach of this Agreement.

Section 3.05          Specific Performance. The parties hereto hereby acknowledge and agree that irreparable injury for which monetary damages (even if available) would not be an adequate remedy would occur if any party hereto does not perform any provision of this Agreement in accordance with its specified terms or otherwise breaches such provisions. Accordingly, the parties hereto acknowledge and agree that, prior to a valid termination, to prevent breaches or threatened breaches by the parties hereto of any of their respective covenants or obligations set forth in this Agreement, including its failure to take all actions required under the express terms of this Agreement to consummate the transactions contemplated hereby, and that prior to a valid termination of this Agreement, the parties hereto shall be entitled to specific performance of such agreements and covenants in such event and other equitable relief to prevent breaches or threatened breaches of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of any such injunction, specific performance and other equitable relief on the basis that any other party hereto has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Each party hereto hereby waives any requirement to provide any bond or other security in connection with such order or injunction.

Section 3.06          Amendments, Waivers and Remedies. This Agreement may not be modified or amended except by an instrument or instruments in writing and mutually signed by each of the parties hereto. Each party hereto may, only by an instrument in writing, waive compliance by any other party hereto with any term or provision of this Agreement on the part of such other party hereto to be performed or complied with. The waiver by a party hereto of a breach of any term or provision of this Agreement by another party hereto shall not be construed as a waiver of any subsequent breach. Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party hereto from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party hereto waives or otherwise affects any obligation of that party hereto or impairs any right of the party hereto giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon any party hereto, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy. Notwithstanding anything to the contrary contained herein, no party hereto shall seek, nor shall any party hereto be liable for, punitive or exemplary damages under any tort, contract, equity or other legal theory with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

Section 3.07          Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 3.08          Notices. Any notice or other communication hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 5:00 PM on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (b) if by email, on the date of transmission; or (c) five (5) days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties hereto as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party hereto shall specify to the others in accordance with these notice provisions:

If to SPAC:

Graf Global Corp.
1790 Hughes Landing Blvd., Suite 400

The Woodlands, TX 77380

Attn: James Graf
Email: graf.james@gmail.com

with a copy (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

Attn: Matthew Kautz

Email: mkautz@whitecase.com

If to the Company or Pubco:

BIG3 HoldCo LLC

13351 Riverside Drive
Sherman Oaks, CA 91423

Attn: Jeffrey Kwatinetz
Email: jek@big3.com

with a copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn: David Landau, Esq., Meredith Laitner, Esq.
Email: DLandau@egsllp.com, Mlaitner@egsllp.com

If to an Insider:

To such Insider’s address set forth in Schedule I

with a copy (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

Attn: Matthew Kautz

Email: mkautz@whitecase.com

Section 3.09          Capacity. Each Insider is signing this Agreement solely in such Insider’s capacity as a holder of Subject Securities, and not in that Insider’s capacity as a director, officer or employee of SPAC or in such Insider’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director or officer of SPAC in the exercise of his or her fiduciary duties as a director or officer of SPAC or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director or officer of SPAC or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee or fiduciary, provided that nothing contained in this Section 3.09 shall obviate any of such Insider’s obligations under Article I of this Agreement.

Section 3.10          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered (by telecopy, electronic delivery or otherwise) to the other parties hereto. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 3.11          Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement among the parties hereto with respect to the subject matter of this Agreement and supersede any prior discussion, correspondence, negotiation, proposed term sheet, agreement, understanding or arrangement and there are no agreements, understandings, representations or warranties among the parties hereto other than those set forth or referred to in this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Insiders, SPAC, Pubco and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

GRAF GLOBAL CORP.

By:	/s/ James A. Graf
Name:	James A. Graf
Title:	Chief Executive Officer & Director

GRAF GLOBAL SPONSOR LLC

By:	/s/ James A. Graf
Name:	James A. Graf
Title:	Chief Executive Officer

HALFCOURT HOLDCO, INC.

By:	/s/ Jeffrey Kwatinetz
Name:	Jeffrey Kwatinetz
Title:	Chief Executive Officer

BIG3 HOLDCO LLC

By:	/s/ Jeffrey Kwatinetz
Name:	Jeffrey Kwatinetz
Title:	Chairman

/s/ Louis Belanger-Martin
Name: Louis Bélanger-Martin

/s/ Kenneth Weinstein
Name: Kenneth Weinstein

/s/ Fred S. Zeidman
Name: Fred S. Zeidman

[Signature Page to the Sponsor Support Agreement]

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